Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of August 25, 2004, by and among Cascade Sled Dog Adventures, Inc., a Nevada corporation (“Parent”), Cascade Sled Dog Merger Sub, Inc., a Nevada corporation and a newly-formed, wholly owned subsidiary of Parent (“Merger Sub”), and Sunset Brands, Inc., a Nevada corporation (“Company”) (Parent, Merger Sub and Company are sometimes collectively referred to hereinafter as the “Parties”), with reference to the following facts:

RECITALS

A.            WHEREAS, Company is a privately held Nevada corporation engaged in the business of acquiring and developing low-carbohydrate food and beverage companies and other related businesses and Parent is a Nevada corporation not currently engaged in any active business;

B.            WHEREAS, effective as of March 2, 2004, the Company entered into a letter of intent (the “Letter of Intent”) with Low Carb Creations, Inc., a Washington corporation (“LCC”), pursuant to which LCC agreed to be acquired by a publicly traded corporation to be designated by Sunset;

C.            WHEREAS, as contemplated by the Letter of Intent, the Company and Parent have entered into, or promptly following the date of this Agreement will enter into, an Agreement and Plan of Merger (the “LCC Merger Agreement”) by and between the Company, Parent, LCC, Cascade LCC Merger Sub, Inc., a newly-formed Washington corporation that is a wholly-owned subsidiary of Parent (“LCC Merger Sub”) and the shareholders of LCC (the “LCC Merger”), the form of which has been reviewed and approved by Parent;

D.            WHEREAS, pursuant to the terms of a Confidential Term Sheet, dated on or about August 6, 2004 (together with any supplements or amendments thereto, including the supplement dated on or about August 23, 2004, the “Term Sheet”), the Company is offering up to $6,300,000 in Units (the “Units”), each Unit having a purchase price of $900 and consisting of 1,000 shares of Series A Redeemable Convertible Preferred Stock (“Company Preferred Stock”) and warrants (collectively, the “Term Sheet Warrants”) to purchase an aggregate of 1,000 shares of Common Stock, $0.0001 par value, of the Company (“Company Common Stock”) at the following exercise prices: (i) 500 shares at an exercise price of $1.08 per share, (ii) 250 shares at an exercise price of $1.20 per share, and (iii) 250 shares at an exercise price of $1.32 per share (subject to adjustment in certain circumstances);

E.             WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub, have each determined that it is advisable and in the best interests of their respective stockholders that the Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the Nevada Revised Statutes (the “Corporation Law”);

F.             WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code;

G.            WHEREAS, pursuant to the Merger, (i) each outstanding share of Company Common Stock shall be converted into the right to receive shares of common stock of Parent, $.001 par value per share (“Parent Common Stock”) and securities convertible into Parent Common Stock, (ii) each ten (10) shares of Company Preferred Stock (including shares issued as part of the Units) shall be converted into the right to receive one (1) share of Series A Redeemable Convertible Preferred Stock (the “New Parent Preferred”), with each share of New Parent Preferred Stock having an initial liquidation preference of ten (10) times that applicable to the Company Preferred Stock and convertible into ten (10) shares of Parent Common Stock (subject to adjustment in certain circumstances), and (iii) each outstanding option or warrant to purchase shares of Company Common Stock (including the Warrants issued as part of the Units) shall be converted into an option or warrant to purchase a corresponding number of shares of Parent Common Stock;

H.            WHEREAS, the Parties have determined it to be in their best interest for the Parent to issue its Parent Common Stock and securities convertible into Parent Common Stock under the exemption made available pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”); and

I.              WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with, and establish certain conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger; The Merger Consideration.

(a)           As of the date of this Agreement, Parent has outstanding (i) 5,045,658 shares of Parent Common Stock held by approximately forty-seven (47) record holders, and (ii) no shares of Preferred Stock, $.001 par value per share.  As a condition to the Merger, certain shareholders of Parent have agreed to cancel an aggregate of 2,218,560 shares of Parent Common Stock in exchange for the issuance of warrants to purchase 1,000,000 shares of Parent Common Stock all in accordance with the terms of the Exchange Agreement described in Section 7.9 of this Agreement.

(b)           In connection with the Merger, (i) each holder of shares of Company Common Stock will receive a corresponding number of shares of Parent Common Stock, (ii) each holder of Company Preferred Stock will receive one (1) share of New Parent Preferred Stock for each ten (10) shares of Company Preferred Stock, (iii) each holder of warrants, options or convertible notes of the Company will receive corresponding instruments in Parent having substantially the same rights, preferences and privileges as the original Company instrument, and (iv) the Company will be operated as a wholly owned subsidiary of Parent, which shall own all of the issued and outstanding shares of the Company.  All debts, liabilities, obligations, contracts and assets of the Merger Sub will, by operation of law as of the Effective Time, become the debts, obligations, contracts, liabilities and assets of the Company.

1.2           Certificate of Merger.  A certificate of merger (the “Certificate of Merger”) shall be prepared, executed and delivered to the Secretary of State of the State of Nevada (the “Nevada Secretary”) for filing on the Closing Date, as defined in Section 3.1, in accordance with the Corporation Law.

1.3           Effective Time.  The Merger shall become effective upon the filing of the Certificate of Merger with the Nevada Secretary in accordance with the provisions of the Corporation Law.  The date and time of the filing with the Nevada Secretary is referred to herein as the “Effective Time.”

1.4           Tax-Free Merger.  The Parties intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

ARTICLE II

EFFECT OF THE MERGER

2.1           General.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the Corporation Law, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger.  The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”  The Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises of Merger Sub (sometimes referred to hereinafter as the “Disappearing Corporation”); all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares, stock options and warrants, and all choses in action, and all and every interest, of or belonging to or due the Disappearing Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in the Disappearing Corporation shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Corporation Law.

2.2           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities:

(a)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned beneficially or of record by Company shareholders shall be converted into and become one (1) validly issued, fully paid and nonassessable share of Parent Common Stock; provided, however, that in the event the number of fully-diluted shares of Parent Common Stock outstanding or issuable upon exercise or any purchase or subscription rights or upon conversion of convertible securities immediately prior to the Effective Time (after giving effect to the cancellation of 2,218,560 shares of Parent Common Stock pursuant to the terms of the Exchange Agreement but without giving effect to the issuance or exercise of Exchange Warrants) is greater than 2,827,098 shares, the conversion rate shall be proportionately adjusted so that shares of Parent Common Stock issuable to holders of Company Common Stock at the Closing represent the same percentage of the fully-diluted outstanding shares of Parent’s Common Stock as would have applied had the number of fully-diluted shares of Parent Common Stock outstanding immediately prior to the Effective Time (excluding shares issuable upon exercise of the Exchange Warrants) equaled 2,827,098 shares.

(b)           Each ten (10) shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of New Parent Preferred Stock; provided, however, that in the event the number of fully-diluted shares of Parent Common Stock outstanding or issuable upon exercise or any purchase or subscription rights or upon conversion of convertible securities immediately prior to the Effective Time (after giving effect to the cancellation of 2,218,560 shares of Parent Common Stock pursuant to the terms of the Exchange Agreement but without giving effect to the issuance or exercise of Exchange Warrants) is greater than 2,827,098 shares, the conversion rate shall be proportionately adjusted so that shares of New Parent Preferred Stock issuable to holders of Company Preferred Stock at the Closing represent the same percentage of the fully-diluted outstanding shares of Parent’s Common Stock as would have applied had the number of fully-diluted shares of Parent Common Stock outstanding immediately prior to the Effective Time (excluding shares issuable upon exercise of the Exchange Warrants) equaled 2,827,098 shares.

(c)           Each option, warrant, and instrument or security convertible by its terms in to Company Common Stock that is outstanding immediately prior to the Effective Time (other than Company Preferred Stock which shall be governed by Section 2.2(b) above) shall be assumed by Parent and shall be deemed to constitute an option, warrant or convertible instrument or security, as the case may be, to acquire, on the terms and conditions as were applicable under such option, warrant, or convertible instrument or security, the same number of shares of Parent Common Stock as the holder of such option, warrant or convertible note would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant, or converted such convertible note, in full immediately prior to the Effective Time (not taking into account whether such option, warrant or convertible note was in fact exercisable or convertible at such time).  As soon as practicable after the Effective Time, (i) Parent shall deliver to each holder of a Company option, warrant and convertible instrument or security an option, warrant or convertible instrument or security, as the case may be, in Parent, having substantially identical terms as the original Company option, warrant or convertible instrument or security, as the case may be, and (ii) each holder of a Company option, warrant or convertible instrument or security shall deliver to Parent either the original option, warrant or convertible instrument or security or an indemnity of lost option, warrant or convertible instrument or security in such form as may be reasonably required by Parent.

2.3           Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, dissenting shares of the Company as defined in the Corporation Law (“Dissenting Shares”) shall not be converted into the right to receive shares of Parent Common Stock or New Parent Preferred Stock at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for payment of the fair value of such shares in accordance with the provisions of the Corporation Law or becomes ineligible for such payment.  If a holder of Dissenting Shares shall withdraw his or her demand for payment of the fair value of such shares in accordance with the Corporation Law or shall become ineligible to receive such payment, then, as of the later of the Effective Time or the occurrence of such event, such holder’s Dissenting Shares shall be automatically converted into a corresponding number of shares of Parent Common Stock in accordance with the terms of this Agreement.  Company shall give Parent prompt notice of any notices of intent to assert dissenters’ rights and to demand payment or withdrawals of notices of intent to assert dissenters’ rights and will not, except with the prior written consent of Parent, settle or compromise or offer to settle or compromise any such notices, voluntarily make any payment with respect to any notice of intent to demand payment for shares of Company Common Stock or approve any withdrawal of any such notice.  Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under the Corporation Law.  The foregoing section notwithstanding, in the event that ten percent (10%) or more of the outstanding shares of the Company are Dissenting Shares, the Company has the sole discretion to terminate this Agreement, which shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

2.4           Exchange of Certificates.

(a)           Prior to the Closing Date, the Company shall deliver to Parent (and Parent’s transfer agent, if requested) a list of the holders of Company Common Stock and Company Preferred Stock, certified by an officer of the Company and setting forth the name of the record holder, the number of shares of Company Common Stock and Company Preferred Stock owned by such holder, whether such shares have been certificated, and the number of shares of Parent Common Stock and New Parent Preferred Stock to which such holder is entitled as a result of the Merger (the “Company Stockholder List”).  Parent understands and agrees that substantially all of the outstanding Company Common Stock and Company Preferred Stock have not been certificated and, accordingly, Parent and its agents (including its transfer agent) shall rely on the Company Stockholder List in issuing the Parent Common Stock and New Parent Preferred Stock at and following the Effective Time.

(b)           At or prior to the Effective Time (or at such other time as the Company shall provide Parent the Company Stockholder List), Parent shall (i) instruct its transfer agent to issue the requisite number of shares of Parent Common Stock to be issued in exchange for the outstanding Company Common Stock in connection with the Merger, and (ii) shall issue or, to the extent applicable, instruct its transfer agent to issue, the number of shares of New Parent Preferred Stock to be issued in exchange for the outstanding Company Preferred Stock in connection with the Merger. The shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time are collectively referred to herein as the “Outstanding Shares.”  In connection with the issuances described in clauses (b)(i) and (ii) above, Parent shall deliver or cause to be delivered such legal opinions or other documentation as the Parent’s transfer agent may require in order to effect the issuances contemplated hereby.

(c)           To the extent that the Company Stockholder List indicates that any of the shares of Company Common Stock or Company Preferred Stock have been certificated (such certificates being referred to herein as “Certificates”), each holder of Outstanding Shares that have been certificated (each a “Holder”) shall deliver Certificates duly endorsed for transfer to the Parent.  Upon receipt of such Certificates (or a duly executed indemnity of lost certificate in accordance with section 2.4(d) below), then Parent shall deliver (or cause and instruct its transfer agent to deliver) to such Holder, a certificate(s) representing the number of shares of Parent Common Stock or New Parent Preferred Stock, as the case may be, to which the Holder is entitled pursuant to Section 2.2 above.  To the extent that any Holder does not deliver a Certificate to Parent prior to Closing, then upon surrender of such Certificate to Parent, the Holder shall be entitled to receive (and Parent shall promptly issue or cause to be issued) in exchange therefor the number of shares of Parent Common Stock or New Parent Preferred Stock, as the case may be, issuable pursuant to Section 2.2 above.  Each Certificate surrendered shall immediately be canceled.

(d)           The Parent shall follow the same procedure with respect to lost, stolen or mutilated Certificates as the Company followed with respect to lost, stolen or mutilated certificates prior to the Effective Time which procedures shall include, at a minimum, receipt of an indemnity of lost certificate in customary form (but without the requirement of any bond or security for such indemnity).

(e)           At the Effective Time, no holder of Outstanding Shares shall have any rights with respect to shares of Company Common Stock or Company Preferred Stock, as the case may be, other than the right to receive the number of shares of Parent Common Stock or New Parent Preferred Stock pursuant to Section 2.2 above or, if the Holder holds Dissenting Shares, to demand payment of the fair value thereof pursuant to the Corporation Law or to exercise any other rights under the Corporation Law.

2.5           No Transfers of Stock After Effective Time.  After the Effective Time, there shall be no transfers of any Outstanding Shares on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be forwarded to the Parent for cancellation and exchanged in accordance with Section 2.4(c), subject to applicable law in the case of Dissenting Shares.

2.6           Restrictions on Transfer of New Parent Shares.  The shares of Parent Common Stock and New Parent Preferred Stock that are being issued in connection with the Merger (the “New Parent Shares”) as well as any convertible securities issued by Parent in accordance with Section 2.2(c), and any shares of Parent Common Stock issuable upon exercise or conversion thereof, (collectively with the New Parent Shares, the “New Parent Securities”) are being issued pursuant to an exemption from registration provided for in Section 4(2) of the Securities Act.  Each certificate representing any New Parent Securities shall be subject to stop transfer instructions and shall bear all legends required under all applicable federal and state securities laws.

2.7           Articles of Incorporation and Bylaws of Surviving Corporation.

(a)           The Articles of Incorporation of the Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

(b)           The Bylaws of Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.8           Management of Surviving Corporation and Parent.

(a)           The directors of the Company immediately prior to the Effective Time shall be the initial directors of Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law.

(b)           The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law.

(c)           At the Closing, (i) the officers of Parent shall resign, to be replaced by the officers of the Company immediately prior to the Effective Time, (ii) the directors of Parent shall cause the number of authorized directors of the Company to be increased to four (4), and (iii) the directors of Parent shall appoint Charles Todd Sanders and Robert Moore as directors of Parent and effective immediately following the Closing and such appointment, shall resign as directors of Parent.  Each new director or officer of Parent shall promptly make all filings which shall be required of such persons under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The new management shall also cause the Parent to make such filings as may be required or indicated under the Exchange Act; provided, however, it is understood that the resignation of the directors of Parent and the appointment of new directors in accordance with the terms of this Section 2.8(c) shall be accomplished through the filling of vacancies in the Board of Directors of Parent in compliance with the Corporation Law and the Bylaws of Parent and without the vote (by written consent or otherwise) of the shareholders of Parent.

2.9           Taking of Necessary Action, Further Assurances.  Each of the Company, Parent and Merger Sub shall use its or their commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with this Agreement as promptly as possible and at the time contemplated by this Agreement.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

CLOSING

3.1           Closing.  Subject to the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jeffer, Mangels, Butler & Marmaro LLP, 1900 Avenue of the Stars, 7th Floor, Los Angeles, California, within three business days after the date on which the last of the conditions to Closing set forth in Article VIII shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the “Closing Date”).  The Closing will be effective as of the Effective Time.

3.2           Closing Deliveries.  At the Closing, each of the Parties shall make the Closing deliveries required of it pursuant to Article VIII of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure schedule attached hereto as Exhibit A, Company represents and warrants to Parent that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date).

4.1           Organization and Qualification.

(a)           Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted.  There is no pending or threatened proceeding for the dissolution or liquidation of the Company.

(b)           The Company (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) except as contemplated by this Agreement, the Letter of Intent, the Term Sheet or the LCC Merger Agreement, is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.  For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(c)           Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means an action, event or occurrence if it has, or could reasonably be expected to have, a material adverse effect on the capitalization, financial condition or results of operations of the person or entity in question.  Any item or event susceptible of measurement in monetary terms which, when considered together with similar items or events, does not exceed the amount of $10,000, shall not be considered a Material Adverse Effect.

(d)           The Company has provided or will, promptly following the date of this Agreement, provide to Parent complete and accurate copies of the Articles of Incorporation and Bylaws of the Company and Merger Sub, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and shareholders of the Company.  The Company is not violation of any provisions of its Articles of Incorporation or Bylaws.

4.2           Capitalization.

(a)           Immediately prior to the Effective Time, the authorized capital stock of Company will consist of 15,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.  Immediately prior to the Effective Time, the issued and outstanding capital stock of the Company, exclusive of any Company Common Stock, Company Preferred Stock or other securities issued or issuable (1) in connection with the offering contemplated by the Term Sheet, or (2) in connection with the LCC Merger (collectively, the “Excluded Securities”), consists entirely of 7,203,665 shares of Company Common Stock.  All issued and outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.  Other than such shares and the Excluded Securities, (i) there are no shares of capital stock or other equity securities of Company outstanding and, (ii) other a convertible promissory note in the principal amount of $100,000 issued to William McCluskey which is convertible into shares of Company Common Stock at a conversion rate of $.88 per share and warrants to purchase (A) 1,136,364 shares at $1.32 per share issued to Sunset Holdings International, Ltd., (B) 71,023 shares at $1.76 per share issued to Arno NA, LLC, and (C) 5,682 shares at $1.76 per share issued to H. Moran, there are no outstanding options, warrants, subscription rights (other than preemptive rights granted to holders of the Company Preferred Stock), calls, or commitments, or convertible notes or instruments of any character whatsoever to which the Company is a party or is bound, requiring or which could require the issuance, sale or transfer by the Company of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of the Company.  There are no stock appreciation or similar rights relating to the Company.

(b)           All of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including the Excluded Securities, if any) have been issued in compliance with applicable federal and state securities laws in reliance on exemptions from registration or qualification thereunder.

4.3           Authority.

(a)           The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b)           The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of the Company, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which the Company is a party or to which the properties or assets of the Company are subject, (iii) create any lien upon any of the properties or assets of the Company, or (iv) constitute, or result in, a violation of any law applicable to the Company or any of the properties or assets of the Company.

(c)           No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) filing of the Certificate of Merger with thee Nevada Secretary, and (ii) the filing of a Form D and related state securities law notices in connection with the issuance of the Excluded Securities.

4.4           No Prior Activities.  As of the date hereof and as of the Effective Time, except for obligations or liabilities (including working capital loans to fund transaction costs and related expenses) incurred in connection with its incorporation or organization and the transactions contemplated by or specifically disclosed in the Term Sheet, the Letter of Intent, this Agreement or the LCC Merger Agreement and except for the Term Sheet, the Letter of Intent, this Agreement, the LCC Merger Agreement and any other agreements or arrangements contemplated hereby or thereby (including, without limitation, consulting or other services agreements pursuant to which the Company has issued shares of Company Common Stock or options or warrants convertible into shares of Company Common Stock, and the Services Agreement between the Company and SHI described in the Term Sheet), the Company has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.5           Litigation.  Other than threatened action by Intrac, Inc., a Nevada corporation, relating to termination of a prior agreement between Sunset and Intrac, Inc., the factual basis for which is described in a letter from Robert Diener, dated August 23, 2004, a copy of which has been provided to Parent (the “Intrac Dispute”), there are no legal actions (a) pending or, to the knowledge of the Company, threatened against the Company or the transactions contemplated by this Agreement or (b) pending or, to the knowledge of the Company, threatened against any current employee, officer or director of the Company that, in any way relates to the Company. The Company is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

4.6           Taxes. The Company has timely filed all material tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Company Tax Return”).  Each such Company Tax Return is true, correct and complete in all material respects.  Company has paid, within the time and manner prescribed by law, all material taxes that are due and payable.  No Company Tax Return is the subject of any investigation, audit or other proceeding by any federal, state or local tax authority.

4.7           No Employees; Labor Matters.  Except as contemplated by the Term Sheet, the Company has no employees other than Todd Sanders.  No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of the Company, threatened against Company before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of Company, threatened against Company.

4.8           Benefit Plans.  Other than an employment agreement with Todd Sanders, the Company has not adopted and is not party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Company or any person affiliated with Company under Section 414(b), (c), (m) or (o) of the Code.

4.9           Contracts and Commitments.

(a)           Except for the Term Sheet, the Letter of Intent, this Agreement, the LCC Merger Agreement and any other agreements or arrangements contemplated hereby or thereby (including, without limitation, agreements with counsel and independent accountants to the Company, and services arrangements with Sunset Holdings International, Ltd. (“SHI”), a significant shareholder of the Company), the Company is not a party to or subject to:

(i)            any agreement or other commitments containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

(ii)           any material license agreement (as licensor or licensee) or royalty agreement;

(iii)          any agreement of indemnification, other than indemnification rights granted in the Bylaws or Articles of Incorporation of the Company;

(iv)          any agreement or undertaking pursuant to which the Company is: (A) borrowing or is entitled to borrow any money (other than working capital loans received by the Company to cover transaction fees and corporate overhead); (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person;

(v)           any powers of attorney granted by the Company; and

(vi)          any leases of real property.

(b)           The Company is not in violation or breach of any material contract.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material contract on the part of the Company or, to the knowledge of the Company, any other party thereto or would permit the modification, cancellation or termination of any material contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of the Company.  The Company has not received in writing any claim or threat that the Company has breached any of the terms and conditions of any material contract.

(c)           The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated under the Agreement.

4.10         Disclosure.  The representations and warranties of the Company herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Company to Parent as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There are no material facts or circumstances relating to Company which have not been disclosed herein to Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule attached hereto as Exhibit B, Parent represents and warrants to the Company that the statements contained in this Article V are true, correct and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date).  Unless the context otherwise requires, all references to Parent contained in this Article V will be read to include the Parent together with any of its direct or indirect subsidiaries (including Merger Sub and LCC Merger Sub).

5.1           Organization and Qualification.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b)           Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Merger Sub was formed solely for the purpose of the Merger and has no business, assets, liabilities, contracts or commitments other than as set forth in this Agreement.  There is no pending or threatened proceeding for the dissolution or liquidation of Merger Sub.

(c)           LCC Merger Sub is (or will be) a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.  LCC Merger Sub was (or will be) formed solely for the purpose of the LCC Merger and has no business, assets, liabilities, contracts or commitments other than as set forth in or contemplated by the Letter of Intent and the LCC Merger Agreement.

(d)           Except for Merger Sub and LCC Merger Sub, Parent (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.  For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(e)           Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect.

(f)            Parent has provided or will, promptly following the date of this Agreement, provide to Company complete and accurate copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and shareholders of Parent.  Neither Parent nor Merger Sub is in violation of any provisions of its Articles of Incorporation or Bylaws.

5.2           Capitalization.

(a)           Immediately prior to the Effective Time (after giving effect to the filing of the Amended Articles, as defined below, but without giving effect to the cancellation of shares contemplated by the Exchange Agreement), the authorized capital stock of Parent will consist of (i) 200,000,000 shares of Parent Common Stock, $.001 par value, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, 1,000,000 shares of which has or will be designated Series A Redeemable Convertible Preferred Stock.  Immediately prior to the Effective Time (after giving effect to the filing of the Amended Articles, as defined below, but without giving effect to the cancellation of shares contemplated by the Exchange Agreement), the issued and outstanding capital stock of Parent will consist entirely of (i) 5,045,658 shares of Parent Common Stock and (ii) no shares of preferred stock.  All issued and outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.  Other than such shares, there are no shares of capital stock or other equity securities of Parent outstanding and, other than the Exchange Warrants, there are no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent of any shares of capital stock of Parent or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Parent.  There are no stock appreciation or similar rights relating to Parent.

(b)           The authorized capital of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, of which all 1,000 shares are issued and outstanding and held by Parent.  Other than such outstanding shares, there are no shares of capital stock or other equity securities of Merger Sub outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent or Merger Sub is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent or Merger Sub of any shares of capital stock of Merger Sub, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Merger Sub.  There are no stock appreciation or similar rights relating to Merger Sub.

(c)           All of the issued and outstanding capital stock of LCC Merger Sub is (or will be) held by Parent.  Other than such shares, there are (or will be) no shares of capital stock or other equity securities of LCC Merger Sub outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent or LCC Merger Sub is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent or LCC Merger Sub of any shares of capital stock of LCC Merger Sub, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of LCC Merger Sub.  There are and will be no stock appreciation or similar rights relating to LCC Merger Sub.

(d)           Immediately following completion of the share exchange contemplated by the Exchange Agreement (but without giving effect to the Merger or the LCC Merger), there shall be 2,827,098 outstanding shares of Parent Common Stock.

(e)           [Reserved]

(f)            All of the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time have been issued in compliance with applicable federal and state securities laws in reliance on exemptions from registration or qualification thereunder.

(g)           Attached hereto as Schedule 5.2(g) is a complete and accurate list of all record holders of Parent Common Stock as of the date specified thereon (which excludes 25,000 shares issuable to David Lehmberg but with respect to which certificates have not yet been certificated).  Except as contemplated by the Exchange Agreement, Parent has no reason to believe that there has been any material changes in the shareholders and ownership amounts set forth in Schedule 5.2(g).

5.3           Authority.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.  No vote or approval of the shareholders of Parent is required in connection with the Merger.

(b)           The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of Parent or Merger Sub, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which Parent is a party or to which the properties or assets of Parent or Merger Sub are subject, (iii) create any lien upon any of the properties or assets of Parent or Merger Sub, or (iv) constitute, or result in, a violation of any law applicable to Parent or Merger Sub or any of the properties or assets of either of them.

(c)           No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other person is necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) filing of the Certificate of Merger with the Nevada Secretary, (ii) the filing of a Form D and related state securities law notices in connection with the issuance of Parent Common Stock in connection with the Merger, and (iii) the filing of a current report on form 8-K with the Securities and Exchange Commission (the “SEC”) announcing completion of the Merger.

5.4           SEC Filings; Financial Statements.

(a)           Parent has filed and made available to Company all forms, reports, schedules, statements and other documents required to be filed by Parent under the Exchange Act since September 30, 2001 (collectively, the “Parent SEC Reports”).  The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) with respect to any Parent SEC Reports filed on or after January 1, 2004, did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements (including, in each case, any related notes), contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the financial position of Parent as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c)           Between January 1, 2004 and the date hereof, except as disclosed in the Parent SEC Reports, there has not been any change in the business or operations of the Parent that has had or reasonably would be expected to have a Material Adverse Effect on Parent.

(d)           Other than accrued accounting fees not to exceed $5,000, Parent and Merger Sub do not have any liability or obligation (absolute, accrued, contingent or otherwise) other than those arising under this Agreement and the Exchange Agreement.

5.5           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any shareholder of Parent.

5.6           Ownership of Merger Sub, No Prior Activities.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

5.7           Litigation.  There are no legal actions (a) pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or the transactions contemplated by this Agreement or (b) pending or, to the knowledge of Parent, threatened against any current employee, officer or director of Parent that, in any way relates to the Parent.  Parent is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

5.8           Taxes.  Parent has timely filed all material tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Parent Tax Return”).  Each such Parent Tax Return is true, correct and complete in all material respects.  Parent has paid, within the time and manner prescribed by law, all material taxes that are due and payable.  No Parent Tax Return is the subject of any investigation, audit or other proceeding by any federal, state or local tax authority.

5.9           No Employees; Labor Matters.  Neither Parent nor Merger Sub has any employees.  No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of Parent, threatened against

Parent before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of Parent, threatened against Parent or Merger Sub.

5.10         Benefit Plans.  Neither Parent or Merger Sub has adopted or is party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent or any person affiliated with Parent under Section 414(b), (c), (m) or (o) of the Code.

5.11         Contracts and Commitments.

(a)           Except for this Agreement and the agreements and transactions specifically contemplated by this Agreement, neither Parent nor Merger Sub is a party to or subject to:

(i)            any agreement or other commitments requiring any payments or performance of services by Parent or Merger Sub;

(ii)           any agreement or other commitments containing covenants limiting the freedom of Parent or Merger Sub to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

(iii)          any license agreement (as licensor or licensee) or royalty agreement;

(iv)          any agreement of indemnification, other than indemnification rights granted in the Bylaws of Parent;

(v)           any agreement or undertaking pursuant to which Parent is: (A) borrowing or is entitled to borrow any money; (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person;

(vi)          any powers of attorney granted by Parent; and

(vii)         any leases of real property.

(b)           Parent is not in violation or breach of any material contract.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material contract on the part of Parent or, to the knowledge of Parent, any other party thereto or would permit the modification, cancellation or termination of any material contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of Parent or Merger Sub.  Parent has not received in writing any claim or threat that Parent or Merger Sub has breached any of the terms and conditions of any material contract.

(c)           The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated under the Agreement.

5.12         Disclosure.  The representations and warranties of Parent and Merger Sub herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Parent or Merger Sub to Company as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There are no material facts or circumstances relating to Parent or Merger Sub which have not been disclosed herein to Company.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1           Operation of Parent.

(a)           Except as specifically provided in this Agreement between the date of this Agreement and the Effective Time, Parent shall (and has):

(i)            maintain its books of account and records in the usual and ordinary manner, and in conformity with its past practices;

(ii)           pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with past practices except to the extent disputed in good faith;

(iii)          conduct its business, if any, in the ordinary course consistent with past practices, or as required by this Agreement;

(iv)          pay all taxes when due and file all Parent Tax Returns on or before the due date therefor except to the extent disputed in good faith;

(v)           make appropriate provisions in its books of account and records for taxes relating to its operations during such period (regardless of whether such taxes are required to be reflected in a tax return having a due date on or prior to the Closing Date);

(vi)          withhold all taxes required to be withheld and remitted by or on behalf of the Parent in connection with amounts paid or owing to any Parent personnel or other person, and pay such taxes to the proper governmental authority or set aside such taxes in accounts for such purpose;

(vii)         make all required filings on a timely basis with the SEC or any other state, federal or local regulatory body, including, without limitation, making all filings under the Securities Act and the Exchange Act, on a timely basis so as to maintain Parent’s status as a reporting company in good standing under the Exchange Act; and

(viii)        comply with the listing requirements of, and take all steps reasonably necessary to maintain Parent’s listing on, the OTC Bulletin Board.

(b)           Without the prior written consent of the Company, between the date of this Agreement and the Effective Time (or termination of this Agreement), neither Parent nor Merger Sub shall (and neither has):

(i)            issue any capital stock (except for the issuance of 25,000 shares to Dave Lehmberg, Parent Common Stock, Exchange Warrants or common stock of Merger Sub specifically contemplated by this Agreement) or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Parent or Merger Sub;

(ii)           directly or indirectly redeem, purchase, sell or otherwise acquire any capital stock of Parent, except as specifically contemplated by this Agreement;

(iii)          grant any increase in the compensation payable, or to become payable, to any Parent or Merger Sub personnel or enter into any bonus, insurance, pension, severance, change-in-control or other benefit plan, payment, agreement or arrangement for or with any Parent or Merger Sub personnel, except as consistent with past practices in the ordinary course of business;

(iv)          borrow or agree to borrow any funds, incur any indebtedness or directly or indirectly guarantee or agree to guarantee the obligations of others, or draw or borrow on any lines of credit that may be available to Parent or Parent Sub;

(v)           except as specifically contemplated by this Agreement, the Letter of Intent or by the LCC Merger Agreement, enter into any agreement, contract, lease or other commitment;

(vi)          place or allow to be placed a lien on any of the assets of Parent or Merger Sub;

(vii)         except as specifically contemplated by this Agreement, cancel, discount or otherwise compromise any indebtedness owing to Parent or any claims which Parent may possess or waive any rights of material value;

(viii)        sell or otherwise dispose of any assets of Parent, except in the ordinary course of business consistent with past practices;

(ix)           commit any act or omit to do any act which will cause a breach of this Agreement or any other material agreement, contract, lease or commitment;

(x)            violate any law or governmental approval, including, without limitation any federal or state securities laws;

(xi)           make any loan, advance, distribution or payment of any type or to any Person other than as specifically contemplated by this Agreement or the LCC Merger Agreement;

(xii)          amend its Articles of Incorporation, Certificate of Designation or Bylaws other than the filing of an amendment and restatement of the Articles of Incorporation of Parent, in a form reasonably acceptable to the Company, which changes the authorized capital stock of the Company to include 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, 1,000,000 of which is designated New Parent Preferred Stock (the “Amended Articles”);

(xiii)         merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any Person or division thereof;

(xiv)        make any tax election or settle or compromise any tax liability other than in the ordinary course of business consistent with past practices;

(xv)         lease or purchase or agree to lease or purchase any assets or properties; or

(xvi)        take any action or series of actions that results in or is likely to result in (i) the delisting of the Parent Common Stock from trading on the OTC Bulletin Board, or (ii) Parent losing its status as a reporting company in good standing under the Exchange Act.

6.2           Operation of Company.

(a)           Except as specifically provided in this Agreement, between the date of this Agreement and the Effective Time, Company shall (and has):

(i)            maintain its books of account and records in the usual and ordinary manner, and in conformity with its past practices;

(ii)           pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with past practices except to the extent disputed in good faith;

(iii)          conduct its business, if any, in the ordinary course consistent with past practices, or as required by this Agreement, the Letter of Intent, the Term Sheet or the LCC Merger Agreement;

(iv)          pay all taxes when due and file all Company Tax Returns on or before the due date therefor except to the extent disputed in good faith;

(v)           make appropriate provisions in its books of account and records for taxes relating to its operations during such period (regardless of whether such taxes are required to be reflected in a tax return having a due date on or prior to the Closing Date); and

(vi)          withhold all taxes required to be withheld and remitted by or on behalf of the Company in connection with amounts paid or owing to any Company personnel or other person, and pay such taxes to the proper governmental authority or set aside such taxes in accounts for such purpose.

(b)           Without the prior written consent of Parent, between the date of this Agreement and the Effective Time (or termination of this Agreement), the Company shall not (and has not):

(i)            except for the issuance of Excluded Securities or as otherwise contemplated by this Agreement, the Term Sheet, the Letter of Intent, or the LCC Merger Agreement, issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of the Company;

(ii)           directly or indirectly redeem, purchase, sell or otherwise acquire any capital stock of Company, except as specifically contemplated by this Agreement, the Term Sheet, Letter of Intent or LCC Merger Agreement;

(iii)          except as contemplated by the Term Sheet, grant any increase in the compensation payable, or to become payable, to any Company personnel or enter into any bonus, insurance, pension, severance, change-in-control or other benefit plan, payment, agreement or arrangement for or with any Company personnel, except as consistent with past practices in the ordinary course of business and except for consulting agreements which provide for payment for services in shares of Company Common Stock or securities convertible into Company Common Stock;

(iv)          except as may be required or reasonably necessary in order to complete the transactions contemplated by this Agreement, the LCC Merger Agreement, the Letter of Intent or the Term Sheet, agree to borrow any funds, incur any indebtedness or directly or indirectly guarantee or agree to guarantee the obligations of others, or draw or borrow on any lines of credit that may be available to Company;

(v)           place or allow to be placed a lien on any of the assets of the Company;

(vi)          sell or otherwise dispose of any assets of the Company, except in the ordinary course of business consistent with past practices;

(vii)         commit any act or omit to do any act which will cause a breach of this Agreement or any other material agreement, contract, lease or commitment to which the Company is party;

(viii)        violate any law or governmental approval, including, without limitation any federal or state securities laws;

(ix)           make any loan, advance, distribution or payment of any type or to any Person other than as contemplated by this Agreement, the LCC Merger Agreement, the Term Sheet or the Letter of Intent;

(x)            amend its Articles of Incorporation or Bylaws;

(xi)           except as contemplated by this Agreement, the Letter of Intent and the LCC Merger Agreement, consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any Person or division thereof;

(xii)          make any tax election or settle or compromise any tax liability other than in the ordinary course of business consistent with past practices; or

(xiii)         except as contemplated by the services agreement with SHI, lease or purchase or agree to lease or purchase any assets or properties.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Access to Information.

(a)           From the date hereof to the Effective Time, Company shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to Parent and to the officers, employees and agents of Parent reasonable access during normal business hours to Company’s officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to Parent all financial, operating and other data and information as Parent, through its agents, officers, employees or other representatives, may reasonably request.

(b)           From the date hereof to the Effective Time, Parent and Merger Sub shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to Company and to the officers, employees and agents of Company reasonable access during normal business hours to Parent’s officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to Company all financial, operating and other data and information as Company, through its agents, officers, employees or other representatives, may reasonably request.

(c)           No investigation pursuant to Section 7.1(a) shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties.

7.2           Expenses and Taxes.  Each of the Parties shall pay their respective costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees of the attorneys, accountants and advisors.

7.3           News Releases.  Except as required by applicable law, any news releases or other public disclosure pertaining to the transactions contemplated hereby shall be reviewed and approved in writing by both Parent and Company or their respective representatives, and shall be acceptable to them prior to the dissemination thereof.

7.4           Additional Agreements.  Subject to the terms and conditions of this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each such corporation shall take all such necessary or desirable action.

7.5           Notification of Certain Matters.

(a)           Company shall give prompt notice to Parent of any material inaccuracy in any representation or warranty made by it herein, or any material failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Company under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of Company or the conditions to the obligations of Parent hereunder.

(b)           Parent shall give prompt notice to Company of any material inaccuracy in any representation or warranty made by it herein, or any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of Parent or the conditions to the obligations of Company hereunder.

(c)           Company and Parent shall each promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect or any adverse effect on the right or ability of any Party to enter into and complete the Merger and other transactions contemplated hereby.

7.6           Confidentiality.

(a)           Each Party shall hold, and shall cause its officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement, any confidential information of another Party obtained through the investigations permitted hereunder, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by a Party or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to a Party on a nonconfidential basis from a source, other than the Party which alleges the information is confidential or its affiliates, which has represented that such source is entitled to disclose it, or (iii) was known to a Party on a nonconfidential basis prior to its disclosure to such Party hereunder.  If this Agreement is terminated, at the request of a Party, the other Party shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of the requesting Party pursuant to investigations permitted hereunder, to deliver to the requesting Party all such confidential information that is written (including copies or extracts thereof).  The confidentiality obligations of this Section 7.6 shall apply to Parent and Merger Sub with respect to any confidential information obtained with respect to LCC or the LCC Merger.

(b)           If a Party or a Person to whom a Party transmits confidential information of another Party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of such confidential information, such Party or other Person will provide the other Party with prompt written notice so that such Party may seek a protective order or other appropriate remedy or waive compliance with Section 7.6(a).  If such protective order or other remedy is not obtained, or if the applicable Party waives compliance with Section 7.6(a), the Party or Person subject to the request will furnish only that portion of such confidential information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such confidential information.

7.7           Consents and Filings.  The Parties shall, promptly after execution of this Agreement, make all required filings and submissions with respect to the Merger, the offering contemplated by the Term Sheet, and the LCC Merger.  Each Party will take all reasonable actions to obtain any other consent, authorization, order or approval of, or any exemption by, any Person required to be obtained or made in connection with the Merger, the offering contemplated by the Term Sheet, the LCC Merger, and the other transactions contemplated by this Agreement.  Each Party will cooperate with and promptly furnish information to the other Party in connection with obtaining such consents or making any such filings and will promptly furnish to the other Party a copy of all filings made with a governmental authority.

7.8           Parent SEC Filings.  Between the date hereof and the Closing Date, Company shall cooperate with Parent in connection with the preparation and filing of, and provide to Parent for inclusion or incorporation by reference in, any reports, filings, schedules or registration statements (including any prospectus contained in any such registration statement) to be filed by Parent with the SEC (the “Parent Filings”).  Without limiting the foregoing, Company shall take all commercially reasonable actions requested by Parent to enable Parent to include or incorporate by reference in the Parent Filings any Financial Statement of Company, including, without limitation, and any auditors’ report thereon.  Parent agrees that (i) at least three (3) business days prior to filing, Parent shall furnish the Company copies of all proposed Parent Filings relating to, disclosing or describing the transactions contemplated by this Agreement, the Letter of Intent, the LCC Merger Agreement or the Term Sheet, and (ii) it shall not make any Parent Filing described in the immediately preceding clause (i) without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

7.9           Exchange Agreement.  Simultaneously with the execution of this Agreement Parent and certain holders of Parent Common Stock will enter into a Share Exchange Agreement, in substantially the same form attached hereto as Exhibit C (the “Exchange Agreement”), pursuant to which such holders will agree to the cancellation of an aggregate of 2,218,560 shares of Parent Common Stock in exchange for warrants to purchase an aggregate of

1,000,000 shares of Parent Common Stock at an initial exercise price of $1.08 per share (the “Exchange Warrants”).  The exchange contemplated by the Exchange Agreement shall be effective immediately prior to the Effective Time.

7.10         Assumption of Subscription Supplement Covenants.  Pursuant to the terms of the offering described in the Term Sheet, a copy of which has been provided to Parent, purchasers of Units will each become parties to a Subscription Supplement setting forth certain terms and conditions of their investment in the Company.  Parent hereby agrees that upon consummation of the Merger, (i) it shall assume the obligations of the Company pursuant to the terms of the Subscription Supplement including, without limitation, (i) the registration rights provisions of Section 13 of the Subscription Supplement, (ii) the anti-dilution provisions of Section 14 of the Subscription Supplement and the restriction and covenants set forth in Section 17 of the Subscription Supplement.

ARTICLE VIII

CLOSING DELIVERIES AND CONDITIONS TO CLOSING

8.1           Documents to be Delivered by Parent.  At the Closing, Parent shall deliver to Company the following:

(a)           A certificate, executed by an officer of Parent in such detail as Company shall reasonably request, certifying that all representations, warranties and covenants herein are true and correct as of the Effective Time.  The delivery of such certificate shall constitute a representation and warranty of Parent as to the statements set forth therein.

(b)           A copy of the resolutions adopted by (i) the shareholders and Board of Directors of Merger Sub, and (ii) the Board of Directors of Parent, approving this Agreement, the Merger and the transactions contemplated hereby, certified by their respective Secretaries.

(c)           The Certificate of Merger, duly executed by the Parent and Merger Sub.

(d)           Such factual certificates, in a form and substance reasonably satisfactory to the Company and its counsel, confirming and supporting the representations of Parent contained in Article V of this Agreement.

(e)           An opinion of counsel, dated as of the Closing Date, in a form reasonably acceptable to Company, with respect to the matters of Corporation Law, California and federal law set forth in Exhibit D to this Agreement.

(f)            Such other customary certificates or documents as may be reasonably required by Company.

8.2           Documents to be Delivered by Company.  At the Closing, Company shall deliver to Parent the following:

(a)           A certificate, executed by the President of Company, in such detail as Parent shall reasonably request, certifying that all representations, warranties and covenants herein are true and correct as of the Effective Time.  The delivery of such certificate shall constitute a representation and warranty of Company as to the statements set forth therein.

(b)           A copy of the resolutions adopted by the shareholders and Board of Directors of Company approving this Agreement, the Merger, and the transactions contemplated hereby, certified by the Secretary of the Company.

8.3           Conditions to Obligations of Each Party.  Each Party’s obligations to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a)           No temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority or other material legal restraint or prohibition issued or promulgated by a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect or shall be threatened, and there shall not be any law or regulation enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

(b)           The Certificate of Merger shall have been filed simultaneously with the Closing.

8.4           Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Each of the representations and warranties of the Company set forth in this Agreement (i) that are not qualified by materiality must have been true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must have been true and correct as of the Closing Date; except, in each case, for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect on the Company.

(b)           All of the obligations, covenants and agreements with which the Company is required to comply or that the Company is required to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           The Company shall have received into its escrow account with Continental Stock Transfer & Trust Company, subscriptions for at least $3.25 million of Units.

(d)           LCC shall have entered into the LCC Merger Agreement and the LCC Merger Agreement shall not have been terminated by action of the Company, LCC or any of their respective shareholders.

(e)           The documents required to be delivered by the Company pursuant to Section 8.2 above shall have been delivered simultaneously with the Closing.

8.5           Conditions to Obligations of Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Each of the representations and warranties of Parent set forth in this Agreement (i) that are not qualified by materiality must have been true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must have been true and correct as of the Closing Date; except, in each case, for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect on Parent.

(b)           All of the obligations, covenants and agreements with which Parent or Merger Sub is required to comply or that Parent or Merger Sub is required to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           The Company shall have received into its escrow account with Continental Stock Transfer & Trust Company, subscriptions for at least $3.25 million of Units.

(d)           LCC shall have entered into the LCC Merger Agreement and the LCC Merger Agreement shall not have been terminated by action of Parent, LCC Merger Sub, LCC or any of their respective shareholders.

(e)           The documents required to be delivered by Parent pursuant to Section 8.1 above shall have been delivered simultaneously with the Closing.

(f)            The transactions contemplated by the Exchange Agreement shall have been completed immediately prior to the Closing.

(g)           Parent shall have caused Amended and Restated Articles of Incorporation, in a form reasonably acceptable to the Company, to be filed with the Nevada Secretary creating the New Parent Preferred Stock and making such other changes as may reasonably be requested by the Company.

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent of each of the Parties hereto at any time prior to the Closing;

(b)           by Parent in the event of a material breach by Company of any provision of this Agreement for which written notice has been given to the Company and which breach has not been cured prior to the Termination Date; provided, however that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Parent if Parent or Merger Sub have materially breached any provision of this Agreement and such breach remains uncured;

(c)           by Company in the event of a material breach by Parent or Merger Sub of any provision of this Agreement which breach has not been cured prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company if the Company has materially breached any provision of this Agreement and such breach remains uncured;

(d)           by either Parent or Company if the Closing shall not have occurred by September 15, 2004 (the “Termination Date”); provided, however, the right to terminate this Agreement under this Section 9.1(d) shall not be available (i) to any party whose failure to fulfill any obligation hereunder has been the cause of, or results in, the failure of the Closing to have occurred on or before the Termination Date, or (ii) to Parent or Merger Sub, if the failure of the Closing to have occurred is the result of a failure by Parent or Merger Sub to (1) obtain an executed Exchange Agreement from holders of Parent Common Stock so that 2,218,560 shares of Parent Common Stock are cancelled immediately prior to the Effective Time, (2) deliver (or have available for immediately delivery) all documents required to be delivered by Parent pursuant to Section 8.1 of this Agreement, or (3) comply with all pre-closing covenants of Parent or Merger Sub contained in Article VII or Section 6.1 of this Agreement; or

(e)           by Company if Parent fails to obtain an executed Exchange Agreement from holders of Parent Common Stock so that 2,218,560 shares of Parent Common Stock are cancelled immediately prior to the Effective time in accordance with Section 7.9 of this Agreement.

9.2           Effect of Termination.  Except for the provisions of Sections 7.2, 7.3, 7.6, and the provisions of Article XI hereof, each of which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that, nothing herein shall relieve any Party from liability for the breach of any of its obligations under this Agreement.

ARTICLE X

INDEMNIFICATION

10.1         Indemnification of Parent and Merger Sub.  The Company agrees to indemnify and hold harmless each of Parent, Merger Sub, the Surviving Corporation, each of their respective subsidiaries and affiliates and each of their and their subsidiaries’ and affiliates’ respective directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (as defined below) that result from (i) the breach or inaccuracy of any representation or warranty of the Company set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a valid claim for indemnification is brought by an indemnified party, (ii) the Intrac Dispute, (iii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any material covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by Parent, or (iv) any claim by a holder or former holder of the Company’s capital stock or options, warrants or other securities convertible into or exercisable for shares of the Company’s capital stock (the “Company Convertible Securities”) or any other person, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company; (B)

any rights of a stockholder of the Company (other than the right to receive the New Parent Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Corporation Law), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; or (D) any claim that his, her or its shares or Company Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by the Company, regardless of whether an action, suit or proceeding can or has been made against the Company, and any and all actions, suits and Proceedings resulting from any of the foregoing (hereinafter called a “Buyer Claim” or “Buyer Claims”).

10.2         Indemnification of Company.  Parent agrees, subject to the terms and conditions set forth herein, to indemnify, defend, protect, and hold harmless each of the Company and its subsidiaries and affiliates and each of their and their subsidiaries’ and affiliates’ respective shareholders, directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (i) that result from the breach or inaccuracy of any representation or warranty of Parent or Merger Sub set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a valid claim for indemnification is brought by an indemnified party, or (ii) any breach or nonfulfillment by Parent, or any noncompliance by Parent with, any material covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by the Company, or (iii) any claim by a holder or former holder of the Parent’s capital stock or options, warrants or other securities convertible into or exercisable for shares of the Parent’s capital stock (the “Parent Convertible Securities”) or any other person, seeking to assert, or based upon any claim that his, her or its shares or Parent Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by the Parent, regardless of whether an action, suit or proceeding can or has been made against the Company, and any and all actions, suits and proceedings resulting from any of the foregoing.

10.3         Definition of Damages.  For purposes of this Article 10, the term “Damages” shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, less the sum of any amount recovered under an insurance policy carried by the party or parties seeking indemnification.  In the event the indemnifying party pays a claim and the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party.  The indemnified party shall be required to use its commercially reasonable efforts to seek and obtain such insurance proceeds as quickly as practicable.

ARTICLE XI

GENERAL PROVISIONS

11.1         Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2         Waiver.  At any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by Company’s shareholders, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party making the waiver or granting the extension by a duly authorized officer.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.3         Assignment and Binding Effect.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Company without the prior written consent of Parent or assigned by Parent without the prior written consent of Company; provided, however, Parent may assign any of its rights hereunder to any direct or indirect wholly-owned subsidiary of Parent without the consent of Company, although such assignment shall not release Parent of any of its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees and assigns, and no other Person shall have any right, benefit or obligation hereunder.

11.4         Governing Law.  Except as to matters relating to the internal laws of a jurisdiction, this Agreement shall be governed by, and construed in accordance with, the law of the State of California, without regard to the conflicts of law principles thereof.  Notwithstanding the foregoing, the Corporation Law shall apply with respect to the approval, consummation and effect of the Merger and matters relating to corporate governance and the rights of shareholders of Company, Parent and Merger Sub.

11.5         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof.

11.6         Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.7         Titles.  The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.8         Arbitration.  Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration in Los Angeles, California under the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”).  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U. S. C. Sections 1-14 as well as the AAA Rules.  The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration.  A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier.  The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator’s decision that includes the legal rationale for the arbitrator’s conclusion and the calculations pertinent to any damage award being made by the arbitrator.  The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator’s preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing.  The arbitrator shall render a final decision following any such briefing or hearing.  The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence and the AAA Rules.  The arbitrator shall decide the amount and extent of the pre-hearing discovery which is appropriate.  The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any Party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any Party), including the power to render an award as provided in Rule 43 of the AAA Rules.  The arbitrator shall have the power to award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator shall not award attorneys’ fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator’s award to the prevailing party is greater than such settlement offer without taking into account attorneys’ fees in the case of the settlement offer or the arbitrator’s award.  In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration.

11.9         Attorneys’ Fees.  Should any Party institute any Action to enforce any provision of this Agreement, including, without limitation, an Action for declaratory relief, damages by reason of an alleged breach of any provision of this Agreement, equitable relief or otherwise in connection with this Agreement, or any provision hereof, the prevailing Party shall be entitled to recover from the losing Party or Parties reasonable attorneys’ fees and costs for services rendered to the prevailing Party in such Action.

11.10       Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.11       Notices.  Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any Party shall be in writing.  Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another Party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable Party as set forth below.  If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail.  If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery.  The addresses for the Parties are as follows:

If to Company:	Sunset Brands, Inc.
10990 Wilshire Boulevard
Suite 1220
Los Angeles, California 90024
Attention: Todd Sanders
Fax: (310) 478-4601

with a copy to:	Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 10th Floor
Los Angeles, California 90067
Attention: Robert Steinberg, Esq.
Fax: (310) 203-0567

If to Parent or Merger Sub:	Cascade Sled Dog Adventures, Inc.
c/o Day & Campbell, LLP
2030 Main Street
Suite 1600
Irvine, CA 92614
Attention: Rowland W. Day II
Fax: (949) 553-1544

with a copy to:	Caldwell R. Campbell, Esq.
Day & Campbell, LLP
2030 Main Street
Suite 1600
Irvine, CA 92614
Fax: (949) 553-1544

Any Party may change such Party’s address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other Parties.

11.12       Incorporation by Reference.  All Exhibits and Schedules attached hereto or to be delivered in connection herewith are incorporated herein by this reference.

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IN WITNESS WHEREOF, each of Parent, Merger Sub and Company has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

SUNSET BRANDS, INC., a Nevada corporation

By:	/s/ Todd Sanders
Todd Sanders, President

CASCADE SLED DOG ADVENTURES, INC., a Nevada corporation

By:	/s/ Rowland W. Day II
Rowland W. Day II, President

CASCADE SLED DOG MERGER SUB, INC., a Nevada corporation

By:	/s/ Rowland W. Day II
Rowland W. Day II, President